Exhibit 10.12

GRACE THERAPEUTICS INC.

STOCKHOLDERS’ AGREEMENT

THIS STOCKHOLDERS’ AGREEMENT (this “Agreement”) is made and entered into as of this 12th day of April, 2018 (the “Effective Date”) by and among Grace Therapeutics Inc., a Delaware corporation (the “Company”), those certain stockholders of the Company listed on Schedule A and any subsequent stockholders who become party hereto as “Pharma Holders” pursuant to Section 7.2 and listed on Schedule A (the “Pharma Holders”), those certain stockholders of the Company listed on Schedule B and any subsequent stockholders who become party hereto as “Stockholders” pursuant to Section 7.1 or Section 7.2 and listed on Schedule B (together collectively with the Pharma Holders, the “Stockholders”). Capitalized terms not otherwise defined herein shall have the meanings set forth on Exhibit A attached hereto.

RECITALS

WHEREAS, the Company was formed as a New Jersey limited liability company on September 11, 2014;

WHEREAS, on April 12, 2018, the Company converted to a Delaware corporation (the “Conversion”);

WHEREAS, concurrently with the Conversion, the Stockholders desire to enter into this Agreement to specify the rights, privileges and obligations of the Stockholders, including the right, among other rights, to designate the election of certain members of the board of directors of the Company (the “Board”) in accordance with the terms of this Agreement, each as more particularly described herein.

NOW, THEREFORE, the parties hereto, for good and valuable consideration, the receipt and sufficiency of which is hereby acknowledged, and intending to be legally bound hereby, agree as follows:

1. Voting Provisions Regarding Board of Directors; Amendments to Certificate.

1.1 Size of the Board. Each Stockholder agrees to vote, or cause to be voted, all Shares owned by such Stockholder, or over which such Stockholder has voting control, from time to time and at all times, in whatever manner as shall be necessary to ensure that the size of the Board shall be three (3) directors.

1.2 Board Composition. Each Stockholder agrees to vote, or cause to be voted, all Shares owned by such Stockholder, or over which such Stockholder has voting control, from time to time and at all times, in whatever manner as shall be necessary to ensure that at each annual or special meeting of stockholders of the Company at which an election of directors is held or pursuant to any written consent of the stockholders of the Company, the following persons shall be elected to the Board:

(a) S. George Kottayil (“George”), for so long as: (i) George continues to own at least ten percent (10%) of the Class A Common Stock; (ii) George has not been removed or dismissed as an officer or employee for cause by the Company, and (iii) George is not in material breach of this Agreement or any other agreement between George and the Company or its Affiliates;

(b) Two (2) individuals mutually acceptable to the Pharma Holders, for so long as the Pharma Holders continue to own in the aggregate at least twenty percent (20%) of the Class A Common Stock, who shall initially be Vimal Kavuru and Subha Sri Thogarchedu; and

(c) To the extent that either of clauses (a) and (b) above shall not be applicable, any member of the Board who would otherwise have been designated in accordance with the terms thereof shall instead be voted upon by all the stockholders of the Company entitled to vote thereon in accordance with, and pursuant to, the Company’s Certificate.

1.3 Failure to Designate a Board Member. In the absence of any designation from the Persons or groups with the right to designate a director as specified above, the director previously designated by them and then serving shall be reelected if still eligible to serve as provided herein.

1.4 Removal of Board Members. Each Stockholder also agrees to vote, or cause to be voted, all Shares owned by such Stockholder, or over which such Stockholder has voting control, from time to time and at all times, in whatever manner as shall be necessary to ensure that:

(a) no director elected pursuant to Section 1.2 or Section 1.3 may be removed from office unless (i) such removal is directed or approved by the affirmative vote of the Person(s) entitled under Section 1.2 to designate that director; or (ii) the Person(s) originally entitled to designate or approve such director or occupy such Board seat pursuant to Section 1.2 is no longer so entitled to designate or approve such director or occupy such Board seat;

(b) any vacancies created by the resignation, removal or death of a director elected pursuant to Section 1.2 or Section 1.3 shall be filled pursuant to the provisions of this Section 1; and

(c) upon the request of the party or parties entitled to designate a director as provided in Section 1.2(a) or Section 1.2(b) to remove such director, such director shall be removed.

All Stockholders agree to execute any written consents required to perform the obligations of this Agreement, and the Company agrees at the request of any party entitled to designate directors to call a special meeting of stockholders for the purpose of electing directors.

1.5 No Liability for Election of Recommended Directors. No Stockholder, nor any Affiliate of any Stockholder, shall have any liability as a result of designating a person for election as a director for any act or omission by such designated person in his or her capacity as a director of the Company, nor shall any Stockholder have any liability as a result of voting for any such designee in accordance with the provisions of this Agreement.

1.6 No “Bad Actor” Designees. Each Person with the right to designate or participate in the designation of a director as specified above hereby represents and warrants to the Company that, to such Person’s knowledge, none of the “bad actor” disqualifying events described in Rule 506(d)(1)(i)-(viii) promulgated under the Securities Act of 1933, as amended (the “Securities Act”) (each, a “Disqualification Event”), is applicable to such Person’s initial designee named above except, if applicable, for a Disqualification Event as to which Rule 506(d)(2)(ii) or (iii) or (d)(3) is applicable. Any director designee to whom any Disqualification Event is applicable, except for a Disqualification Event as to which Rule 506(d)(2)(ii) or (iii) or (d)(3) is applicable, is hereinafter referred to as a “Disqualified Designee”. Each Person with the right to designate or participate in the designation of a director as specified above hereby covenants and agrees (A) not to designate or participate in the designation of any director designee who, to such Person’s knowledge, is a Disqualified Designee and (B) that in the event such Person becomes aware that any individual previously designated by any such Person is or has become a Disqualified Designee, such Person shall as promptly as practicable take such actions as are necessary to remove such Disqualified Designee from the Board and designate a replacement designee who is not a Disqualified Designee.

1.7 Matters Requiring Majority Interest Approval. The Board shall not have authority to cause the Company to, and the Company shall not, engage in the following transactions without first obtaining the affirmative vote or written consent of a Majority Interest:

(a) the sale, exchange or other disposition of all, or substantially all, of the Company’s assets occurring as part of a single transaction or plan, or in multiple transactions over a twelve (12) month period;

(b) the merger or consolidation of the Company with another Person wherein the holders of Shares do not hold at least a majority of the voting power of the entity surviving such merger;

(c) any act which would make it impossible to carry on the ordinary business of the Company;

(d) effect a liquidation, dissolution or winding up of the Company;

(e) any amendment of the Certificate or the Bylaws of the Company; and

(f) any other transaction described in this Agreement as requiring the vote, consent, or approval of a Majority Interest.

1.8 No Encumbrance of Capital Stock. In no event may any Stockholder at any time mortgage, encumber, place a lien upon, or pledge as collateral any of his, her or its Capital Stock without the prior written consent of the Board, except as expressly permitted under this Agreement.

2. Rights of First Refusal and Co-Sale.

2.1 Right of First Refusal.

(a) Grant. Subject to the last sentence of Section 2.1(b) and to the terms of Section 2.4, Section 2.6 and Section 2.7, each Stockholder hereby unconditionally and irrevocably grants to the Company a Right of First Refusal to purchase all or any portion of Transfer Stock that such Stockholder may propose to transfer in a Proposed Stockholder Transfer, at the same price and on the same terms and conditions as those offered to the Prospective Transferee.

(b) Notice. Each Stockholder proposing to make a Proposed Stockholder Transfer must deliver a Proposed Transfer Notice to the Company and each Pharma Holder not later than sixty (60) days prior to the consummation of such Proposed Stockholder Transfer. Such Proposed Transfer Notice shall contain the material terms and conditions (including price and form of consideration) of the Proposed Stockholder Transfer, the identity of the Prospective Transferee and the intended date of the Proposed Stockholder Transfer. To exercise its Right of First Refusal under this Section 2.1(b), the Company must deliver a Company Notice to the selling Stockholder within thirty (30) days after delivery of the Proposed Transfer Notice. In the event of a conflict between this Agreement and the Company’s Bylaws containing a preexisting right of first refusal of the Company, the terms of the Bylaws will control and compliance with the Bylaws shall be deemed compliance with Section 2.1(a) and Section 2.1(b) in full.

(c) Grant of Secondary Refusal Right to Pharma Holders. Subject to the terms of Section 2.4 and Section 2.6, each Stockholder hereby unconditionally and irrevocably grants to the Pharma Holders a Secondary Refusal Right to purchase all or any portion of the Transfer Stock not purchased by the Company pursuant to the Right of First Refusal, as provided in this Section 2.1(c). If the Company does not intend to exercise its Right of First Refusal with respect to all Transfer Stock subject to a Proposed Stockholder Transfer, the Company must deliver a Secondary Notice to the selling Stockholder and to each Pharma Holder to that effect no later than thirty (30) days after the selling Stockholder delivers the Proposed Transfer Notice to the Company. To exercise its Secondary Refusal Right, a Pharma Holder must deliver a Pharma Holder Notice to the selling Stockholder and the Company within ten (10) days after the Company’s deadline for its delivery of the Secondary Notice as provided in the preceding sentence. For the avoidance of doubt and notwithstanding anything herein to the contrary, the Secondary Refusal Right granted to the Pharma Holders hereunder is in addition to any preexisting right of first refusal of the Company pursuant to the Company’s Bylaws, if any.

(d) Undersubscription of Transfer Stock. If options to purchase have been exercised by the Company and the Pharma Holders with respect to some but not all of the Transfer Stock by the end of the ten (10) day period specified in the last sentence of Section 2.1(c) (the “Pharma Holder Notice Period”), then the

Company shall, immediately after the expiration of the Pharma Holder Notice Period, send written notice (the “Company Undersubscription Notice”) to those Pharma Holders who fully exercised their Secondary Refusal Right within the Pharma Holder Notice Period (the “Exercising Pharma Holders”). Each Exercising Pharma Holder shall, subject to the provisions of this Section 2.1(d), have an additional option to purchase all or any part of the balance of any such remaining unsubscribed shares of Transfer Stock on the terms and conditions set forth in the Proposed Transfer Notice. To exercise such option, an Exercising Pharma Holder must deliver an Undersubscription Notice to the selling Stockholder and the Company within ten (10) days after the expiration of the Pharma Holder Notice Period. In the event there are two (2) or more such Exercising Pharma Holders that choose to exercise the last-mentioned option for a total number of remaining shares in excess of the number available, the remaining shares available for purchase under this Section 2.1(d) shall be allocated to such Exercising Pharma Holders pro rata based on the number of shares of Transfer Stock such Exercising Pharma Holders have elected to purchase pursuant to the Secondary Refusal Right (without giving effect to any shares of Transfer Stock that any such Exercising Pharma Holder has elected to purchase pursuant to the Company Undersubscription Notice). If the options to purchase the remaining shares are exercised in full by the Exercising Pharma Holders, the Company shall immediately notify all of the Exercising Pharma Holders and the selling Stockholder of that fact.

(e) Forfeiture of Rights. Notwithstanding the foregoing, if the total number of shares of Transfer Stock that the Company and the Pharma Holders have agreed to purchase in the Company Notice, Pharma Holder Notices and Undersubscription Notices is less than the total number of shares of Transfer Stock, then the Company and the Pharma Holders shall be deemed to have forfeited any right to purchase such Transfer Stock, and the selling Stockholder shall be free to sell all, but not less than all, of the Transfer Stock to the Prospective Transferee on terms and conditions substantially similar to (and in no event more favorable than) the terms and conditions set forth in the Proposed Transfer Notice, it being understood and agreed that (i) any such sale or transfer shall be subject to the other terms and restrictions of this Agreement, including, without limitation, the terms and restrictions set forth in Section 2.2 and Section 7.2; and (ii) any future Proposed Stockholder Transfer shall remain subject to the terms and conditions of this Agreement, including this Section 2.

(f) Consideration; Closing. If the consideration proposed to be paid for the Transfer Stock is in property, services or other non-cash consideration, the fair market value of the consideration shall be as determined in good faith by the Board and as set forth in the Company Notice. If the Company or any Pharma Holder cannot for any reason pay for the Transfer Stock in the same form of non-cash consideration, the Company or such Pharma Holder may pay the cash value equivalent thereof, as determined in good faith by the Board and as set forth in the Company Notice. The closing of the purchase of Transfer Stock by the Company and the Pharma Holders shall take place, and all payments from the Company and the Pharma Holders shall have been delivered to the selling Stockholder, by the later of (i) the date specified in the Proposed Transfer Notice as the intended date of the Proposed Stockholder Transfer; and (ii) sixty (60) days after delivery of the Proposed Transfer Notice.

2.2 Right of Co-Sale.

(a) Exercise of Right. If any Transfer Stock subject to a Proposed Stockholder Transfer is not purchased pursuant to Section 2.1 and thereafter is to be sold to a Prospective Transferee, each respective Pharma Holder may elect to exercise its Right of Co-Sale and participate on a pro rata basis in the Proposed Stockholder Transfer as set forth in Section 2.2(b) and, subject to Section 2.2(d), otherwise on the same terms and conditions specified in the Proposed Transfer Notice. Each Pharma Holder who desires to exercise its Right of Co-Sale (each, a “Participating Pharma Holder”) must give the selling Stockholder written notice to that effect within ten (10) days after the deadline for delivery of the Secondary Notice described above, and upon giving such notice such Participating Pharma Holder shall be deemed to have effectively exercised the Right of Co-Sale.

(b) Shares Includable. Each Participating Pharma Holder may include in the Proposed Stockholder Transfer all or any part of such Participating Pharma Holder’s Capital Stock equal to the product obtained by multiplying (i) the aggregate number of shares of Transfer Stock subject to the Proposed Stockholder Transfer by (ii) a fraction, the numerator of which is the number of shares of Capital Stock owned by such Participating Pharma Holder immediately before consummation of the Proposed Stockholder Transfer and the denominator of which is the total number of shares of Capital Stock owned, in the aggregate, by all Participating Pharma Holders immediately prior to the consummation of the Proposed Stockholder Transfer, plus the number of shares of Transfer Stock held by the selling Stockholder. To the extent one (1) or more of the Participating Pharma Holders exercise such right of participation in accordance with the terms and conditions set forth herein, the number of shares of Transfer Stock that the selling Stockholder may sell in the Proposed Stockholder Transfer shall be correspondingly reduced.

(c) Purchase and Sale Agreement. The Participating Pharma Holders and the selling Stockholder agree that the terms and conditions of any Proposed Stockholder Transfer in accordance with this Section 2.2 will be memorialized in, and governed by, a written purchase and sale agreement with the Prospective Transferee (the “Purchase and Sale Agreement”) with customary terms and provisions for such a transaction, and the Participating Pharma Holders and the selling Stockholder further covenant and agree to enter into such Purchase and Sale Agreement as a condition precedent to any sale or other transfer in accordance with this Section 2.2.

(d) Allocation of Consideration. The aggregate consideration payable to the Participating Pharma Holders and the selling Stockholder shall be allocated based on the number of shares of Capital Stock sold to the Prospective Transferee by each Participating Pharma Holder and the selling Stockholder as provided in Section 2.2(b).

(e) Purchase by Selling Stockholder; Deliveries. Notwithstanding Section 2.2(c) above, if any Prospective Transferee(s) refuse(s) to purchase securities subject to the Right of Co-Sale from any Participating Pharma Holder or upon the failure to negotiate in good faith a Purchase and Sale Agreement reasonably satisfactory to the Participating Pharma Holders, no Stockholder may sell any Transfer Stock to such Prospective Transferee(s) unless and until, simultaneously with such sale, such Stockholder purchases all securities subject to the Right of Co-Sale from such Participating Pharma Holder on the same terms and conditions (including the proposed purchase price) as set forth in the Proposed Transfer Notice and as provided in Section 2.2(d). In connection with such purchase by the selling Stockholder, such Participating Pharma Holder shall deliver to the selling Stockholder any stock certificate or certificates, properly endorsed for transfer, representing the Capital Stock being purchased by the selling Stockholder (or request that the Company effect such transfer in the name of the selling Stockholder). Any such shares transferred to the selling Stockholder will be transferred to the Prospective Transferee against payment therefor in consummation of the sale of the Transfer Stock pursuant to the terms and conditions specified in the Proposed Transfer Notice, and the selling Stockholder shall concurrently therewith remit or direct payment to each such Participating Pharma Holder the portion of the aggregate consideration to which each such Participating Pharma Holder is entitled by reason of its participation in such sale as provided in this Section 2.2(e).

(f) Additional Compliance. If any Proposed Stockholder Transfer is not consummated within ninety (90) days after receipt of the Proposed Transfer Notice by the Company, the Stockholder proposing the Proposed Stockholder Transfer may not sell any Transfer Stock without first complying in full with each provision of this Section 2. The exercise or election not to exercise any right by any Pharma Holder hereunder shall not adversely affect its right to participate in any other sales of Transfer Stock subject to this Section 2.

2.3 Effect of Failure to Comply.

(a) Transfer Void; Equitable Relief. Any Proposed Stockholder Transfer not made in compliance with the requirements of this Agreement shall be null and void ab initio, shall not be recorded on the books of the Company or its transfer agent and shall not be recognized by the Company. Each party hereto acknowledges and agrees that any breach of this Agreement would result in substantial harm to the other parties hereto for which monetary damages alone could not adequately compensate. Therefore, the parties hereto unconditionally and irrevocably agree that any non-breaching party hereto shall be entitled to seek protective orders, injunctive relief and other remedies available at law or in equity (including, without limitation, seeking specific performance or the rescission of purchases, sales and other transfers of Transfer Stock not made in strict compliance with this Agreement).

(b) Violation of First Refusal Right. If any Stockholder becomes obligated to sell any Transfer Stock to the Company or any Pharma Holder under this Agreement and fails to deliver such Transfer Stock in accordance with the terms of this Agreement, the Company and/or such Pharma Holder may, at its option, in addition to all other remedies it may have, send to such Stockholder the purchase price for such Transfer Stock as is herein specified and transfer to the name of the Company or such Pharma Holder (or request that the Company effect such transfer in the name of a Pharma Holder) on the Company’s books any certificates, instruments, or book entry representing the Transfer Stock to be sold.

(c) Violation of Co-Sale Right. If any Stockholder purports to sell any Transfer Stock in contravention of the Right of Co-Sale (a “Prohibited Transfer”), each Pharma Holder who desires to exercise its Right of Co-Sale under Section 2.2 may, in addition to such remedies as may be available by law, in equity or hereunder, require such Stockholder to purchase from such Pharma Holder the type and number of shares of Capital Stock that such Pharma Holder would have been entitled to sell to the Prospective Transferee had the Prohibited Transfer been effected in compliance with the terms of Section 2.2. The sale will be made on the same terms, including, without limitation, as provided in Section 2.2(d), and subject to the same conditions as would have applied had the Stockholder not made the Prohibited Transfer, except that the sale (including, without limitation, the delivery of the purchase price) must be made within ninety (90) days after the Pharma Holder learns of the Prohibited Transfer, as opposed to the timeframe proscribed in Section 2.2. Such Stockholders shall also reimburse each Pharma Holder for any and all reasonable and documented out-of-pocket fees and expenses, including reasonable legal fees and expenses, incurred pursuant to the exercise or the attempted exercise of the Pharma Holder’s rights under Section 2.2.

2.4 Exempted Transfers. Notwithstanding the foregoing or anything to the contrary herein, the provisions of Section 2.1 and Section 2.2 shall not apply:

(a) in the case of a Stockholder that is an entity, upon a transfer of Transfer Stock by such Stockholder to its stockholders, members, partners or other equity holders, or pursuant to and in accordance with the terms of any merger, consolidation, reclassification of shares or capital reorganization of such Stockholder, or pursuant to a sale of all or substantially all of the assets of such Stockholder, so long as such transferee is not, in the reasonable judgment of the Board, a competitor of the Company;

(b) to a repurchase of Transfer Stock from a Stockholder by the Company or a transfer of Transfer Stock to any other stockholder, director or officer of the Company;

(c) to a bona fide pledge or mortgage of Transfer Stock with a commercial lending institution, provided that the pledgee thereof agrees in writing in advance to be bound by and comply with all applicable provisions of this Agreement to the same extent as if it were the Stockholder making such pledge; or

(d) in the case of a Stockholder that is a natural person, upon a transfer of Transfer Stock by such Stockholder made for bona fide estate planning purposes, either during his or her lifetime or on death by will or intestacy to his or her spouse, child (natural or adopted), any other direct lineal descendant of such Stockholder (or his or her spouse), or father, mother, brother or sister of such Stockholder (all of the foregoing collectively referred to as “Family Members”), or any other Person approved by unanimous consent of the Board, or any custodian or trustee of any trust, partnership or limited liability company for the benefit of, or the ownership interests of which are owned wholly by such Stockholder or any such Family Members;

provided that in the case of clauses (a), (b), (c), or (d), the Stockholder shall deliver prior written notice to the Company of such pledge, gift or transfer (unless such transferee is the Company) and such shares of Transfer

Stock shall at all times remain subject to the terms and restrictions set forth in this Agreement and such transferee (unless such transferee is the Company or a current Stockholder) shall, as a condition to such issuance, deliver a counterpart signature page to this Agreement as confirmation that such transferee shall be bound by all the terms and conditions of this Agreement as a Stockholder (but only with respect to the securities so transferred to the transferee), including the obligations of a Stockholder with respect to Proposed Stockholder Transfers of such Transfer Stock pursuant to this Section 2.

2.5 Right of First Offer. Subject to the terms and conditions of this Section 2.5 and applicable securities laws, if the Company proposes to offer or sell any New Securities, the Company shall first offer such New Securities to (i) each Pharma Holder holding at least 10% of the outstanding Class A Common Stock, and (ii) George, for so long as George holds at least 10% of the outstanding Class A Common Stock (collectively, the “ROFO Holders”).

(a) The Company shall give notice (the “Offer Notice”) to each ROFO Holder, stating (i) its bona fide intention to offer such New Securities, (ii) the number of such New Securities to be offered, and (iii) the price and terms, if any, upon which it proposes to offer such New Securities.

(b) By notification to the Company within twenty (20) days after the Offer Notice is given, each ROFO Holder may elect to purchase or otherwise acquire, at the price and on the terms specified in the Offer Notice, up to that portion of such New Securities which equals the proportion that the Capital Stock then held by such ROFO Holder bears to the total Capital Stock. At the expiration of such twenty (20) day period, the Company shall promptly notify each ROFO Holder that elects to purchase or acquire all the shares available to it (each, a “Fully Exercising ROFO Holder”) of any other ROFO Holder’s failure to do likewise. During the ten (10) day period commencing after the Company has given such notice, each Fully Exercising ROFO Holder may, by giving notice to the Company, elect to purchase or acquire, in addition to the number of shares specified above, up to that portion of the New Securities for which ROFO Holders were entitled to subscribe but that were not subscribed for by ROFO Holders which is equal to the proportion that the Capital Stock then held by such Fully Exercising ROFO Holder bears to the Capital Stock then held by all Fully Exercising ROFO Holders who wish to purchase such unsubscribed shares. The closing of any sale pursuant to this Section 2.5(b) shall occur within the later of ninety (90) days of the date that the Offer Notice is given and the date of initial sale of New Securities pursuant to Section 2.5(c).

(c) If all New Securities referred to in the Offer Notice are not elected to be purchased or acquired as provided in Section 2.5(b), the Company may, during the ninety (90) day period following the expiration of the periods provided in Section 2.5(b), offer and sell the remaining unsubscribed portion of such New Securities to any Person or Persons at a price not less than, and upon terms no more favorable to the offeree than, those specified in the Offer Notice. If the Company does not enter into an agreement for the sale of the New Securities within such period, or if such agreement is not consummated within thirty (30) days of the execution thereof, the right provided hereunder shall be deemed to be revived and such New Securities shall not be offered unless first reoffered to the ROFO Holders in accordance with this Section 2.5.

2.6 Exempted Offerings. Notwithstanding the foregoing or anything to the contrary herein, the provisions of this Section 2 shall not apply to the sale of any Transfer Stock or New Securities upon the date securities of the corporation are first offered to the public pursuant to a registration filed with, and declared effective by, the United States Securities and Exchange Commission under the Securities Act.

2.7 Involuntary Transfer.

(a) For a period of sixty (60) days following the date of receipt by the Company of written and actual notice of the occurrence of an Involuntary Transfer (the “Option Period”), the Pharma Holders shall have the right to purchase any portion of, or all of, the Capital Stock beneficially owned by George on a Pro Rata basis; provided, that if one Pharma Holder chooses to purchase less than its Pro Rata portion of all of the Capital

Stock beneficially owned by George, then the other Pharma Holders may purchase any such remaining portion. The Pharma Holders’ rights shall be exercised by notice to the transferee of such Capital Stock (the “Involuntary Transferee”) rather than to George and the purchase price shall be the Fair Market Value or a price mutually agreed upon by the Involuntary Transferee and the Pharma Holders.

(b) The right of the Pharma Holders to purchase any of, or all of, the Capital Stock of George under Section 2.7(a) shall be exercised by delivering written notice (the “Notice of Exercise”) of the exercise thereof prior to the expiration of the Option Period to the Involuntary Transferee, with copies to the Company. The Notice of Exercise shall state the Capital Stock that such Pharma Holder is purchasing. The failure of a Pharma Holder to deliver a Notice of Exercise within the Option Period shall be deemed to be a waiver of its right under Section 2.7(a) as to that specific Involuntary Transfer. Each Pharma Holder may waive its right under Section 2.7(a) prior to the expiration of the Option Period by giving written notice to the Involuntary Transferee, with a copy to the Company.

(c) The closing of the purchase of the Capital Stock set forth in this Section 2.7 shall be held at the office of the Company on the tenth (10th) day after the giving of the Notice of Exercise or such other time and place as each Pharma Holder and the Involuntary Transferee may agree. At the closing, the Involuntary Transferee shall deliver the certificates representing the Capital Stock being purchased, and accompanied by all requisite transfer taxes, if any, and such Capital Stock shall be free and clear of any liens, claims, options, charges, encumbrances or rights (other than those arising hereunder and those attributable to actions by the purchaser) and the Involuntary Transferee shall so represent and warrant, and further represent and warrant that he, she or it is the sole beneficial and record owner of such Capital Stock being sold. Each Pharma Holder shall pay fifty (50%) percent of the purchase price for its respective portion of the Capital Stock at closing in immediately available funds, with the remainder of the purchase price to be paid in equal monthly installments over a period of twelve (12) months from the date of closing. The obligation of such Pharma Holder to pay the deferred portion of the purchase price shall be evidenced by a promissory note and secured by the grant to the Involuntary Transferee of a pledge of the Capital Stock being purchased.

3. Drag-Along Right.

3.1 Definitions. A “Sale of the Company” means (a) a consolidation, merger or capital reorganization of the Company (except (i) into or with a wholly-owned subsidiary of the Company with requisite stockholder approval or (ii) a merger in which the beneficial owners of the Company immediately prior to such transaction hold greater than fifty percent (50%) of the voting power in the resulting entity), (b) a sale of all or substantially all of the assets of the Company, or (c) a transaction or series of related transactions in which a Person, or a group of related Persons, acquires from stockholders of the Company Capital Stock representing at least the Requisite Interest in the Company (a “Stock Sale”).

3.2 Actions to be Taken. In the event that the Stockholders holding at least the Requisite Interest (the “Electing Holders”) approve a Sale of the Company in writing, then each Stockholder hereby agrees:

(a) if such transaction requires stockholder approval, with respect to all Shares that such Stockholder owns or over which such Stockholder otherwise exercises voting power, to vote (in person, by proxy or by action by written consent, as applicable) all Shares in favor of, and adopt, such Sale of the Company (together with any related amendment to the Company’s Certificate required in order to implement such Sale of the Company) and to vote in opposition to any and all other proposals that could reasonably be expected to delay or impair the ability of the Company to consummate such Sale of the Company;

(b) if such transaction is a Stock Sale, to sell the same proportion of Capital Stock beneficially held by such Stockholder as is being sold by the Electing Holders to the Person to whom the Electing Holders propose to sell their Capital Stock and on the same terms and conditions as the Electing Holders;

(c) to execute and deliver all related documentation and take such other action in support of the Sale of the Company as shall reasonably be requested by the Company or the Electing Holders in order to carry out the terms and provision of this Section 3.2, including without limitation executing and delivering instruments of conveyance and transfer, and any purchase agreement, merger agreement, indemnity agreement, escrow agreement, consent, waiver, governmental filing, stock transfer powers (free and clear of impermissible liens, claims and encumbrances) and any similar or related documents;

(d) not to deposit, except as provided in this Agreement, any Capital Stock of the Company owned by such party in a voting trust or subject any Capital Stock to any arrangement or agreement with respect to the voting of such Capital Stock, unless specifically requested to do so by the acquirer in connection with the Sale of the Company;

(e) to refrain from exercising any dissenters’ rights or rights of appraisal under applicable law at any time with respect to such Sale of the Company; and

(f) if the consideration to be paid in exchange for the Capital Stock pursuant to such Sale of the Company includes any securities and due receipt thereof by any Stockholders would require under applicable law (i) the registration or qualification of such securities or of any Person as a broker or dealer or agent with respect to such securities or (ii) the provision to any Stockholder of any information other than such information as a prudent issuer would generally furnish in an offering made solely to “accredited investors” as defined in Regulation D promulgated under the Securities Act, the Company may cause to be paid to any such Stockholder in lieu thereof, against surrender of the Capital Stock which would have otherwise been sold by such Stockholder, an amount in cash equal to the fair value (as determined in good faith by the Company) of the securities which such Stockholder would otherwise receive as of the date of the issuance of such securities in exchange for the Capital Stock.

4. Remedies.

4.1 Covenants of the Company. The Company agrees to use its best efforts, within the requirements of applicable law, to ensure that the rights granted under this Agreement are effective and that the parties enjoy the benefits of this Agreement. Such actions include, without limitation, the use of the Company’s best efforts to cause the nomination and election of the directors as provided in this Agreement.

4.2 Specific Enforcement. Each party acknowledges and agrees that each party hereto will be irreparably damaged in the event any of the provisions of this Agreement are not performed by the parties in accordance with their specific terms or are otherwise breached. Accordingly, it is agreed that each of the Company and the Stockholders shall be entitled to an injunction to prevent breaches of this Agreement, and to specific enforcement of this Agreement and its terms and provisions in any action instituted in any court of the United States or any state having subject matter jurisdiction.

4.3 Remedies Cumulative. All remedies, either under this Agreement or by law or otherwise afforded to any party, shall be cumulative and not alternative.

5. “Bad Actor” Matters.Representation. Each Person with the right to designate or participate in the designation of a director pursuant to this Agreement hereby represents that no Disqualification Event is applicable to such Person or any of its Rule 506(d) Related Parties, except, if applicable, for a Disqualification Event as to which Rule 506(d)(2)(ii) or (iii) or (d)(3) is applicable. For purposes of this Agreement, “Rule 506(d) Related Party” shall mean with respect to any Person any other Person that is a beneficial owner of such first Person’s securities for purposes of Rule 506(d) of the Securities Act.

5.2 Covenant. Each Person with the right to designate or participate in the designation of a director pursuant to this Agreement hereby agrees that it shall notify the Company promptly in writing in the event a

Disqualification Event becomes applicable to such Person or any of its Rule 506(d) Related Parties, except, if applicable, for a Disqualification Event as to which Rule 506(d)(2)(ii) or (iii) or (d)(3) is applicable.

6. Term. This Agreement shall be effective as of the date hereof and shall continue in effect until and shall terminate upon the earliest to occur of (a) the consummation of the Company’s first underwritten public offering of its Common Stock (other than a registration statement relating either to the sale of securities to employees of the Company pursuant to its stock option, stock purchase or similar plan or an SEC Rule 145 transaction); (b) the consummation of a Sale of the Company and distribution of proceeds to or escrow for the benefit of the Stockholders in accordance with the Certificate, provided that the provisions of Section 3 hereof will continue after the closing of any Sale of the Company to the extent necessary to enforce the provisions of Section 3 with respect to such Sale of the Company; and (c) termination of this Agreement in accordance with Section 7.8.

7. Miscellaneous.

7.1 Additional Parties. In the event that after the date of this Agreement, the Company enters into an agreement with any Person to issue shares of Capital Stock to such Person, then, the Company may cause such Person, as a condition precedent to entering into such agreement, to become a party to this Agreement by executing an Adoption Agreement in the form attached hereto as Exhibit B, agreeing to be bound by and subject to the terms of this Agreement as a Stockholder and thereafter such person shall be deemed a Stockholder for all purposes under this Agreement.

7.2 Transfers. Each transferee or assignee of any Capital Stock subject to this Agreement shall continue to be subject to the terms hereof, and, as a condition precedent to the Company’s recognizing such Transfer, each transferee or assignee shall agree in writing to be subject to each of the terms of this Agreement by executing and delivering an Adoption Agreement substantially in the form attached hereto as Exhibit B. Upon the execution and delivery of an Adoption Agreement by any transferee, such transferee shall be deemed to be a party hereto as if such transferee were the transferor and such transferee’s signature appeared on the signature pages of this Agreement and shall be deemed to be Stockholder, unless such Transfer was effected by a Pharma Holder, in which case such transferee may, at the election of such Pharma Holder, be deemed a Pharma Holder. The Company shall not permit the transfer of the Capital Stock subject to this Agreement on its books or issue a new certificate representing any such Capital Stock unless and until such transferee shall have complied with the terms of this Section 7.2. Each certificate instrument, or book entry representing the Capital Stock subject to this Agreement if issued on or after the date of this Agreement shall be notated by the Company with the legend set forth in Section 7.12.

7.3 Successors and Assigns. The terms and conditions of this Agreement shall inure to the benefit of and be binding upon the respective successors and assigns of the parties. Nothing in this Agreement, express or implied, is intended to confer upon any party other than the parties hereto or their respective successors and assigns any rights, remedies, obligations, or liabilities under or by reason of this Agreement, except as expressly provided in this Agreement.

7.4 Governing Law. This Agreement shall be governed by the internal law of the State of Delaware.

7.5 Counterparts. This Agreement may be executed in two (2) or more counterparts, each of which shall be deemed an original, but all of which together shall constitute one and the same instrument. Counterparts may be delivered via facsimile, electronic mail (including pdf or any electronic signature complying with the U.S. federal ESIGN Act of 2000, e.g., www.docusign.com) or other transmission method and any counterpart so delivered shall be deemed to have been duly and validly delivered and be valid and effective for all purposes.

7.6 Titles and Subtitles. The titles and subtitles used in this Agreement are used for convenience only and are not to be considered in construing or interpreting this Agreement.

7.7 Notices. All notices and other communications given or made pursuant to this Agreement shall be in writing and shall be deemed effectively given upon the earlier of actual receipt or (a) personal delivery to the party to be notified, (b) when sent, if sent by electronic mail or facsimile during normal business hours of the recipient, and if not sent during normal business hours, then on the recipient’s next business day, (c) five (5) days after having been sent by registered or certified mail, return receipt requested, postage prepaid, or (d) one (1) business day after the business day of deposit with a nationally recognized overnight courier, freight prepaid, specifying next business day delivery, with written verification of receipt. All communications shall be sent to the respective parties at their address as set forth on Schedule A or Schedule B hereto, or to such email address, facsimile number or address as subsequently modified by written notice given in accordance with this Section 7.7.

7.8 Consent Required to Amend, Terminate or Waive. This Agreement may be amended or terminated and the observance of any term hereof, including without limitation the provisions of Section 2.1, Section 2.2 and Section 2.5, may be waived (either generally or in a particular instance and either retroactively or prospectively) only by a written instrument executed by (a) the Company; (b) the affirmative vote or written consent of a Majority Interest; provided, that Schedule A and Schedule B hereto may be amended by the Company from time to time to reflect changes to the Stockholders in accordance with the terms and conditions of this Agreement without the consent of the other parties hereto. The Company shall give prompt written notice of any amendment, termination, or waiver hereunder to any party that did not consent in writing thereto. Any amendment, termination, or waiver effected in accordance with this Section 7.8 shall be binding on each party and all of such party’s successors and permitted assigns, whether or not any such party, successor or assignee entered into or approved such amendment, termination or waiver. For purposes of this Section 7.8, the requirement of a written instrument may be satisfied in the form of an action by written consent of the Stockholders circulated by the Company and executed by the Stockholder parties specified, whether or not such action by written consent makes explicit reference to the terms of this Agreement.

7.9 Delays or Omissions. No delay or omission to exercise any right, power or remedy accruing to any party under this Agreement, upon any breach or default of any other party under this Agreement, shall impair any such right, power or remedy of such non-breaching or non-defaulting party nor shall it be construed to be a waiver of any such breach or default, or an acquiescence therein, or of or in any similar breach or default thereafter occurring; nor shall any waiver of any single breach or default be deemed a waiver of any other breach or default previously or thereafter occurring. Any waiver, permit, consent or approval of any kind or character on the part of any party of any breach or default under this Agreement, or any waiver on the part of any party of any provisions or conditions of this Agreement, must be in writing and shall be effective only to the extent specifically set forth in such writing. All remedies, either under this Agreement or by law or otherwise afforded to any party, shall be cumulative and not alternative.

7.10 Severability. The invalidity or unenforceability of any provision hereof shall in no way affect the validity or enforceability of any other provision.

7.11 Entire Agreement. This Agreement (including the Exhibits hereto) constitute the full and entire understanding and agreement between the parties with respect to the subject matter hereof, and any other written or oral agreement relating to the subject matter hereof existing between the parties, including that certain Amended and Restated Operating Agreement for Grace Therapeutics LLC, dated as of January 1, 2017, is expressly canceled.

7.12 Share Certificate Legend. Each certificate, instrument, or book entry representing any Shares issued after the date hereof shall be notated by the Company with a legend reading substantially as follows:

“THE SHARES REPRESENTED HEREBY ARE SUBJECT TO A STOCKHOLDERS’ AGREEMENT, AS MAY BE AMENDED FROM TIME TO TIME, (A COPY OF WHICH MAY BE OBTAINED UPON WRITTEN REQUEST FROM THE COMPANY), AND BY ACCEPTING ANY INTEREST IN SUCH SHARES THE PERSON ACCEPTING SUCH INTEREST SHALL BE DEEMED TO AGREE TO AND SHALL BECOME BOUND BY ALL THE PROVISIONS OF THAT STOCKHOLDERS’ AGREEMENT, INCLUDING CERTAIN RESTRICTIONS ON TRANSFER AND OWNERSHIP SET FORTH THEREIN.”

The Company, by its execution of this Agreement, agrees that it will cause the certificates instruments, or book entry evidencing the Shares issued after the date hereof to be notated with the legend required by this Section 7.12 of this Agreement, and it shall supply, free of charge, a copy of this Agreement to any holder of such Shares upon written request from such holder to the Company at its principal office. The parties to this Agreement do hereby agree that the failure to cause the certificates, instruments, or book entry evidencing the Shares to be notated with the legend required by this Section 7.12 herein and/or the failure of the Company to supply, free of charge, a copy of this Agreement as provided hereunder shall not affect the validity or enforcement of this Agreement.

7.13 Stock Splits, Stock Dividends, etc. In the event of any issuance of Shares of the Company’s voting securities hereafter to any of the Stockholders (including, without limitation, in connection with any stock split, stock dividend, recapitalization, reorganization, or the like), such Shares shall become subject to this Agreement and shall be notated with the legend set forth in Section 7.12.

7.14 Manner of Voting. The voting of Shares pursuant to this Agreement may be effected in person, by proxy, by written consent or in any other manner permitted by applicable law. For the avoidance of doubt, voting of the Shares pursuant to the Agreement need not make explicit reference to the terms of this Agreement.

7.15 Further Assurances. At any time or from time to time after the date hereof, the parties agree to cooperate with each other, and at the request of any other party, to execute and deliver any further instruments or documents and to take all such further action as the other party may reasonably request in order to evidence or effectuate the consummation of the transactions contemplated hereby and to otherwise carry out the intent of the parties hereunder.

7.16 Dispute Resolution. Each Stockholder hereby (a) consents to the exclusive jurisdiction of the state and federal courts sitting in Newark, State of New Jersey, in any action on a claim between or among any of the Company, the directors of the Company, or the Stockholders arising out of, under or in connection with this Agreement or the transactions contemplated by this Agreement, (b) agrees not to commence any suit, action or other proceeding arising out of or based upon this Agreement except in the state or federal courts sitting in Newark, State of New Jersey, and (c) hereby waives, and agrees not to assert, by way of motion, as a defense, or otherwise, in any such suit, action or proceeding, any claim that it is not subject personally to the jurisdiction of the above-named courts, that its property is exempt or immune from attachment or execution, that the suit, action or proceeding is brought in an inconvenient forum, that the venue of the suit, action or proceeding is improper or that this Agreement or the subject matter hereof may not be enforced in or by such court.

7.17 WAIVER OF JURY TRIAL. EACH PARTY HEREBY WAIVES ITS RIGHTS TO A JURY TRIAL OF ANY CLAIM OR CAUSE OF ACTION BASED UPON OR ARISING OUT OF THIS AGREEMENT, THE OTHER TRANSACTION DOCUMENTS, THE SECURITIES OR THE SUBJECT MATTER HEREOF OR THEREOF. THE SCOPE OF THIS WAIVER IS INTENDED TO BE ALL-ENCOMPASSING OF ANY AND ALL DISPUTES THAT MAY BE FILED IN ANY COURT AND THAT RELATE TO THE SUBJECT MATTER OF THIS TRANSACTION, INCLUDING, WITHOUT LIMITATION, CONTRACT CLAIMS, TORT CLAIMS (INCLUDING NEGLIGENCE), BREACH OF DUTY CLAIMS, AND ALL OTHER COMMON LAW AND STATUTORY CLAIMS. THIS SECTION HAS BEEN FULLY DISCUSSED BY EACH OF THE PARTIES HERETO AND THESE PROVISIONS WILL NOT BE SUBJECT TO ANY EXCEPTIONS. EACH PARTY HERETO HEREBY FURTHER WARRANTS AND REPRESENTS THAT SUCH PARTY HAS REVIEWED THIS WAIVER WITH ITS LEGAL COUNSEL, AND THAT SUCH PARTY KNOWINGLY AND VOLUNTARILY WAIVES ITS JURY TRIAL RIGHTS FOLLOWING CONSULTATION WITH LEGAL COUNSEL.

7.18 Aggregation of Stock. All Shares held or acquired by a Stockholder and/or its Affiliates shall be aggregated together for the purpose of determining the availability of any rights under this Agreement, and such Affiliated persons may apportion such rights as among themselves in any manner they deem appropriate.

7.19 Counsel to the Company. Each Stockholder acknowledges that any counsel to the Company does not represent any Stockholder in his, her or its capacity as a Stockholder absent of a clear and explicit written agreement to such effect between the Stockholder and such counsel with respect to this Agreement, and that in the absence of any such agreement such counsel shall owe no duties directly to a Stockholder.

7.20 Non-Compete.

(a) During the Non-Compete Period, George agrees that he shall not, anywhere in USA and Canada, either individually or on behalf of or through any third party, directly or indirectly, without the prior written consent of the Board, (a) have any ownership interest (of record or beneficial) in or have any interest as an employee, agent, consultant, officer, manager or director in, or otherwise aid or assist in any manner, any Person that competes or will likely compete with the Company, (b) solicit, divert or appropriate or attempt to solicit, divert or appropriate, for the purpose of competing with the Company, any customers or patrons of the Company, (c) solicit, entice or persuade or attempt to solicit, entice or persuade any employee of or consultant to the Company to leave the service of the Company (or otherwise hire or engage any such employee or consultant), or provide any service, product, support, or technology to any Person that competes or will likely compete with the Company. This provision shall be deemed to be a series of separate covenants, one for each and every county of each and every state of the United States of America and each and every political subdivision of each and every country outside the United States of America where this provision is intended to be effective.

(b) George acknowledges and agrees that the duration and geographic scope of the restrictions set forth in this Section 7.20 are reasonable. In the event that any court of competent jurisdiction determines that the duration or the geographic scope, or both, are unreasonable and that such provision is to that extent unenforceable, the Company and George hereto agree that the provision shall remain in full force and effect for the greatest time period and in the greatest area that would not render it unenforceable.

(c) George acknowledges that the breach of the obligations under this Section 7.20 will result in irreparable harm to the Company for which monetary damages may be inadequate. Accordingly, George agrees that in the event of a breach by George, or the threatened breach of this Agreement, the Company may seek the imposition of injunctive relief and other equitable remedies, in addition to other remedies available to it, and George will not raise as a defense in any action for injunctive or other equitable relief that the Company has an adequate remedy at law or require the posting of bond therefor.

[Signature Page Follows]

IN WITNESS WHEREOF, the parties have executed this Stockholders’ Agreement as of the date first written above.

GRACE THERAPEUTICS INC.

By:
Name:
Title:
SHORE PHARMA LLC

By:
Name:
Title:
SS PHARMA LLC
By:
Name:
Title:

SIGNATURE PAGE TO STOCKHOLDERS’ AGREEMENT

RAJITHA GRACE 2018 IRREVOCABLE TRUST

By:
Name:
Title:

KAVURU 2017 GRACE THERAPEUTICS LLC IRREVOCABLE FAMILY TRUST

By:
Name:
Title:

SIGNATURE PAGE TO STOCKHOLDERS’ AGREEMENT

EXHIBIT A

DEFINED TERMS

“Affiliate” means, with respect to any specified Person, any other Person who directly or indirectly, controls, is controlled by or is under common control with such Person, including, without limitation, any general partner, managing member, officer or director of such Person, or any venture capital fund now or hereafter existing which is controlled by one or more general partners or managing members of, or shares the same management company with, such Person.

“Capital Stock” means (a) shares of Common Stock and (b) shares of Common Stock issued or issuable upon exercise or conversion, as applicable, of stock options, warrants or other convertible securities of the Company, in each case now owned or subsequently acquired by any Stockholder, or their respective successors or permitted transferees or assigns. For purposes of the number of shares of Capital Stock held by Stockholder (or any other calculation based thereon), all shares of convertible securities shall be deemed to have been converted into Common Stock at the then-applicable conversion ratio.

“Certificate” means the Company’s Certificate of Incorporation, as may be amended from time to time.

“Class A Common Stock” means the Class A Common Stock of the Company, par value $0.0001 per share, which is voting stock of the Company.

“Common Stock” means the Common Stock of the Company, par value $0.0001 per share, including the Class A Common Stock.

“Company Notice” means written notice from the Company notifying the selling Stockholder that the Company intends to exercise its Right of First Refusal as to some or all of the Transfer Stock with respect to any Proposed Stockholder Transfer.

“Fair Market Value” means, as of the relevant date of determination, the fair market value of one Share, determined in good faith by the Board or an independent appraiser selected by the Board and giving effect to all control premiums, minority discounts and discounts in respect of lack of transferability and such other factors as deemed fair and reasonable by the Board or an independent appraiser. The Board may establish a Fair Market Value at the end of each calendar year or such other time as the Board may determine. Upon its determination, the Fair Market Value shall be set forth on a certificate (the “Fair Market Value Certificate”), which certificate shall be maintained with the records of the Company. The Fair Market Value shall be in effect for the period beginning on the date of the applicable Fair Market Value Certificate and ending on the date of a subsequent determination of the Fair Market Value in accordance with this Agreement.

“Involuntary Transfer” means any Transfer, proceeding or action by or in which George shall be deprived or divested of any right, title or interest in or to any Capital Stock beneficially owned by him including, without limitation, any seizure under levy of attachment or execution, any Transfer in connection with bankruptcy (whether pursuant to the filing of a voluntary or an involuntary petition under the United States Bankruptcy Code of 1978, or any modifications or revisions thereto) or other court proceeding to a debtor in possession, trustee in bankruptcy or receiver or other officer or agency, any Transfer to a state or to a public officer or agency pursuant to any statute pertaining to escheat or abandoned property, or any Transfer pursuant to a divorce or separation agreement or a final decree of a court in a divorce action or any Transfer arising by operation of law as a result of death or an adjudication of incapacity.

“Majority Interest” means a majority of the total outstanding Shares held by all Stockholders, voting as a single class.

“New Securities” means, collectively, equity securities of the Company, whether or not currently authorized, as well as rights, options, or warrants to purchase such equity securities, or securities of any type whatsoever that are, or may become, convertible or exchangeable into or exercisable for such equity securities; provided, that the term “New Securities” shall not include securities issued or sold by the Company in connection with: (i) a grant to any existing or prospective officer, director, employee, customer or service provider pursuant to any approved incentive plan; (ii) the conversion or exchange of any securities of the Company into Common Stock, or the exercise of any warrants or other rights to acquire Common Stock; (iii) any acquisition by the Company of any equity interests, assets, properties or business of any Person; (iv) any merger, consolidation or other business combination involving the Company or any subsidiary; (v) any subdivision of Common Stock (by a split or otherwise) or any similar recapitalization; (vi) any private placement of warrants to purchase Common Stock to lenders or other institutional investors in any arm’s length transaction in which such lenders or investors provide debt financing to the Company or any subsidiary; or (vii) a joint venture, strategic alliance or other commercial relationship with any Person (including Persons that are customers, suppliers and strategic partners of the Company or any subsidiary) relating to the operation of the Company’s or any subsidiary’s business and not for the primary purpose of raising equity capital.

“Non-Compete Period” means the period commencing on the Effective Date and expiring five (5) years after the date (whichever is the last to occur) George ceases to be (i) a stockholder of the Company, (ii) a director of the Company, or (iii) an officer and/ or employee of the Company.

“Person” means an individual, firm, corporation, partnership, association, limited liability company, trust or any other entity.

“Pharma Holder Notice” means written notice from a Pharma Holder notifying the Company and the selling Stockholder that such Pharma Holder intends to exercise its Secondary Refusal Right as to a portion of the Transfer Stock with respect to any Proposed Stockholder Transfer.

“Pro Rata” means among the Pharma Holders in proportion to the Capital Stock held by each.

“Proposed Stockholder Transfer” means any assignment, sale, offer to sell, pledge, mortgage, hypothecation, encumbrance, disposition of or any other like transfer or encumbering of any Transfer Stock (or any interest therein) proposed by any of the Stockholders.

“Proposed Transfer Notice” means written notice from a Stockholder setting forth the terms and conditions of a Proposed Stockholder Transfer.

“Prospective Transferee” means any person to whom a Stockholder proposes to make a Proposed Stockholder Transfer.

“Requisite Interest” means, unless the context otherwise requires, equal to or greater than 66.66% of the total outstanding Shares held by all Stockholders, voting as a single class.

“Right of Co-Sale” means the right, but not an obligation, of a Pharma Holder to participate in a Proposed Stockholder Transfer on the terms and conditions specified in the Proposed Transfer Notice.

“Right of First Refusal” means the right, but not an obligation, of the Company, or its permitted transferees or assigns, to purchase some or all of the Transfer Stock with respect to a Proposed Stockholder Transfer, on the terms and conditions specified in the Proposed Transfer Notice.

“Secondary Notice” means written notice from the Company notifying the Pharma Holders and the selling Stockholder that the Company does not intend to exercise its Right of First Refusal as to all shares of Transfer Stock with respect to any Proposed Stockholder Transfer.

“Secondary Refusal Right” means the right, but not an obligation, of each Pharma Holder to purchase up to its Pro Rata portion of any Transfer Stock not purchased pursuant to the Right of First Refusal, on the terms and conditions specified in the Proposed Transfer Notice.

“Shares” means any securities of the Company the holders of which are entitled to vote for members of the Board, including without limitation, all shares of Class A Common Stock, now owned or subsequently acquired by a Stockholder, however acquired, whether through stock splits, stock dividends, reclassifications, recapitalizations, similar events or otherwise.

“Transfer Stock” means shares of Capital Stock owned by a Stockholder, or issued to a Stockholder after the date hereof (including, without limitation, in connection with any stock split, stock dividend, recapitalization, reorganization, or the like).

“Undersubscription Notice” means written notice from Pharma Holder notifying the Company and the selling stockholder that such Pharma Holder intends to exercise its option to purchase all or any portion of the Transfer Stock not purchased pursuant to the Right of First Refusal or the Secondary Refusal Right.

EXHIBIT B

ADOPTION AGREEMENT

This Adoption Agreement (“Adoption Agreement”) is executed on [                                ], 20[    ], by the undersigned (the “Holder”) pursuant to the terms of that certain Stockholders’ Agreement dated as of April 12, 2018 (the “Agreement”), by and among the Company and certain of its stockholders, as such Agreement may be amended or amended and restated hereafter. Capitalized terms used but not defined in this Adoption Agreement shall have the respective meanings ascribed to such terms in the Agreement. By the execution of this Adoption Agreement, the Holder agrees as follows.

1.1 Acknowledgement. Holder acknowledges that Holder is acquiring certain shares of the capital stock of the Company (the “Stock”) or options, warrants, or other rights to purchase such Stock (the “Options”), for one of the following reasons (Check the correct box):

•

As a transferee of Stock from a party in such party’s capacity as a “Pharma Holder” bound by the Agreement, and after such transfer, Holder will be a “Pharma Holder” and a “Stockholder” for all purposes of the Agreement.

•

As a transferee of Stock from a party in such party’s capacity as a “Pharma Holder” or “Stockholder” bound by the Agreement, and after such transfer, Holder will be a “Stockholder” (and not a “Pharma Holder”) for all purposes of the Agreement.

•	As a new Stockholder in accordance with Section 7.1 of the Agreement, in which case

Holder will be a “Stockholder” for all purposes of the Agreement.

1.2 Agreement. Holder hereby (a) agrees that the [Stock / Options], and any other shares of capital stock or securities required by the Agreement to be bound thereby, shall be bound by and subject to the terms of the Agreement and (b) adopts the Agreement with the same force and effect as if Holder were originally a party thereto.

1.3 Notice. Any notice required or permitted by the Agreement shall be given to Holder at the address or facsimile number listed below Holder’s signature hereto.

HOLDER:	ACCEPTED AND AGREED:

By:	GRACE THERAPEUTICS INC.
Name and Title of Signatory

Address:	By:

Title:

Facsimile Number: